ASSET PURCHASE AGREEMENT
 BY AND AMONG
CHYRON CORPORATION,

AXIS GRAPHICS, LLC,
AND

PYBURN FILMS, INC.
January 14, 2008

ii

Exhibit A-1 - Form of Assignment and Assumption Agreement

Exhibit A-2 - Form of Bill of Sale

Exhibit A-3 - Form of Trademark Assignment

Exhibit B - Promissory Note

Exhibit C - Historical Financial Statements

Exhibit D - Buyer's Opinion

Exhibit E - Seller's Opinion

Exhibit F-1 - Form of PFI Consulting Agreement

Exhibit F-2 - Form of CII Consulting Agreement

Exhibit F-3 - Form of Williams Consulting Agreement

Exhibit G - Form of Non-Competition and Non-Solicitation Agreement

Exhibit H - Form of Pyburn Stock Option Grant Certificate

Exhibit H - Form of Employment Agreement

Exhibit I - Form of Stock Certificate

Schedule 1.1 - List of Acquired Assets

Schedule 3.3 - Consents

Schedule 3.10 - Taxes
Schedule 3.12(c) - Intellectual Property

Schedule 3.12(d) - Generally Available Commercial Software Used by Seller
Schedule 3.14(a) - Material Contracts

Schedule 3.21 - Customers

Schedule 3.22 - Standard Terms; Conditions of Sale

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of January 14, 2008, by and among Chyron Corporation, a New York corporation ("Buyer"), Axis Graphics, LLC, a Delaware limited liability company ("Seller"), and  Pyburn Films, Inc. ("PFI"). Buyer, Seller, and PFI are referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS, Seller is engaged in the business of developing, marketing and selling a web-based technology that allows users to build, composite, and animate broadcast quality graphics entirely online (the "Seller Business");

WHEREAS, PFI is Seller's managing member and owner of a majority of the outstanding membership interests of Seller; and

WHEREAS, Buyer desires to purchase, acquire, and assume, and the Seller desires to sell, dispose of, and transfer, substantially all of the assets and certain of the liabilities of the Seller.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms

.  As used in this Agreement, the following terms shall have the following meanings:

"Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller as listed on Schedule 1.1.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Agreement" has the meaning set forth in the Preamble hereof.

"Ancillary Agreements" means the Sub Note, PFI Consulting Agreement, CII Consulting Agreement, Williams Consulting Agreement, Employment Agreements, Pyburn Stock Option, Non-Competition and Non-Solicitation Agreement, Assignment and Assumption Agreement, the Bill of Sale, and the Trademark Assignment.  "Asbestos Liabilities" means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including without limitation, any Liabilities arising from, relating to or based on any personal or bodily injury or illness.

"Asset Purchase" has the meaning set forth in Section 2.1 hereof.

"Assignment and Assumption Agreement" means the assignment and assumption agreement, dated as of the Closing Date, by and between Seller and Buyer, in the form of Exhibit A-1.

"Assumed Liabilities" means:

(a) all Liabilities of Seller under customer and supplier agreements referred to in the definition of Acquired Assets; and

(b) any Liability of Seller for sales and use taxes arising in connection with the consummation of the transactions contemplated hereby;

provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include:

(i) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(ii) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; or

(iii) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Basket" has the meaning set forth in Section 10.2(b) hereof.

"Bill of Sale" means the bill of sale, dated as of the Closing Date, by and between Seller and Buyer, in the form of Exhibit A-2.

"Business Day" means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in New York, New York.

"Buyer" has the meaning set forth in the Preamble hereof.

"Cap" has the meaning set forth in Section 10.2(b) hereof.

"Cash" means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

"CERCLA" has the meaning set forth in Section 3.19(d) hereof.

"CII Consulting Agreement", means the consulting agreement, dated as of the Closing Date, by and between Buyer and Cicada Interactive, Inc. substantially in the form of Exhibit F-2.

"Closing" has the meaning set forth in Section 2.4 hereof.

"Closing Date" has the meaning set forth in Section 2.3 hereof.

"Competing Business" has the meaning set forth in Section 8.2 hereof.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any and all information (oral or written) relating to the Seller, the Seller Business and/or Buyer and its Affiliates or any of their operations or activities, including, but not limited to, the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software codes, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain) other than as a result of a breach of any of the provisions.

"Consents" has the meaning set forth in Section 3.3 hereof.

"Contemplated Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements.

"Contracts" has the meaning set forth in Section 3.14(a) hereof.

"Disclosure Schedule" has the meaning set forth in Section 1.3 hereof.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

"Employment Agreement" means each of (a) the employment agreement, dated as of the Closing Date, by and between Buyer and Todd Martin, and (b) the employment agreement, dated as of the Closing Date, by and between Buyer and Abayomi Soeyju, each in the form attached as Exhibit H.

"Environmental, Health, and Safety Requirements" shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Financial Statements" has the meaning set forth Section 3.7 hereof.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"Governmental Authority" means any U.S. federal, state, foreign or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority, body or agency, including any self-regulatory organization.

"Indemnified Party" has the meaning set forth in Section 10.4(a) hereof.

"Indemnifying Party" has the meaning set forth in Section 10.4(a) hereof.

"Intellectual Property" means all of the following in any jurisdiction throughout the world:

(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

(b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

(c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

(d) all mask works and all applications, registrations, and renewals in connection therewith;

(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(f) all computer software (including source code, executable code, data, databases, and related documentation);

(g) all advertising and promotional materials;

(h) all other proprietary rights; and

(i) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge of the Seller" means, the actual knowledge of PFI and the officers, directors, and senior management of the Seller, or which a prudent individual in a similar position could reasonably be expected to discover in the course of conducting a reasonable investigation of the books and records relating to the Seller Business and of those employees of the Seller that have responsibility for the applicable matter.

"Law" means all federal, state, local and foreign laws, statutes, ordinances, rules or regulations, administrative policies or guidance documents, orders, injunctions, decrees, determinations and judicial and administrative rulings promulgated by any court or Governmental Authority.

"Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Seller, or to the ability of Seller or PFI to consummate timely the Contemplated Transactions, excluding changes in general economic conditions or changes generally applicable to the industries in or to which Seller operates or markets its services or products.

"Material Contracts" has the meaning set forth in Section 3.14(a) hereof.

"Most Recent Financial Statements" has the meaning set forth in Section 3.7 hereof.

"Non-Competition and Non-Solicitation Agreement" shall mean the agreement described in Section 8.2 hereof.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Organizational Documents" means, with respect to any Person, such Person's Certificate or Articles of Incorporation or Formation, Certificate of Limited Partnership, or other formation or charter document, and (b) its By-laws, or limited liability company, operating, or partnership agreement, in each case with all amendments thereto.

"Party" has the meaning set forth in the Preamble hereof.

"Permits" means any governmental permits, approvals, licenses, certificates, franchises, authorizations, consents and orders necessary for the operation of the Seller Business in the manner that it is presently conducted that are unique to the industry in which Seller operates.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

PFI Consulting Agreement, means the consulting agreement, dated as of the Closing Date, by and between Buyer and PFI, substantially in the form of Exhibit F-1.

"Pyburn Stock Option" means the stock option agreement, dated as of the Closing Date, by and between Buyer and Randy Pyburn, in the form of Exhibit G.

 "Restricted Period" has the meaning set forth in Section 8.2 hereof.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Seller" has the meaning set forth in the Preamble hereof.

"Seller Business" has the meaning set forth in the Recitals hereof.

"Seller Membership Interests" means the membership interests of Seller.

"Solicitation" has the meaning set forth in Section 8.2 hereof.

"Sub Note" has the meaning set forth in Section 2.3(b).

"Subsidiary" means, with respect to any Person, any corporation, limited liability Seller, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability Seller, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof (for purposes of this clause (b), a Person or Persons own a majority ownership interest in such a business entity if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 10.4(a) hereof.

"Trademark Assignment" means the trademark assignment, dated as of the Closing Date, by and between Seller and Buyer, in the form attached as Exhibit A-4.

"Williams Consulting Agreement" means the consulting agreement, dated as of the Closing Date, by and between Buyer and Brent Williams substantially in the form of Exhibit F-3.

Section 1.2 Rules of Construction

.

(a) When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural, and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.

(b) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(c) The term "including" is not limiting and means "including, without limitation."

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are disclosed to Buyer, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation, except that for purposes of determining the accuracy of any representation, such reference shall only be to such statute or regulation as in effect on the date the representation was made and (iii) references to "Sections," "Schedules" or "Exhibits" are to sections, schedules or exhibits, as applicable, of this Agreement.

(e) Unless otherwise expressly provided herein, "dollars" or "$" means the currency of the U.S. that, as at the time of payment, is legal tender for the payment of public and private debts.

(f) This Agreement is between financially sophisticated and knowledgeable parties and is entered into by such parties in reliance upon the economic and legal bargains contained herein, the language used in this Agreement has been negotiated by the parties and their representatives and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(g) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(h) The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

Section 1.3 Disclosure Schedules

.  The schedules referred to herein and delivered pursuant to and attached to this Agreement (collectively, "Disclosure Schedules") are integral parts of this Agreement.  Nothing in a Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another Disclosure Schedule to this Agreement.  Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made as to the existence of the document or other item itself.  Seller and PFI are responsible for preparing and arranging the Disclosure Schedules corresponding to the lettered and numbered sections of Articles 3 and 4, as applicable. The Disclosure Schedules with respect to Articles 3 and 4will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Articles 3 and 4.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets

.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire, receive and accept from Seller, and Seller shall sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets, for the consideration specified below in this Article 2 (the "Asset Purchase").

Section 2.2 Assumption of Liabilities

.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer, at the Closing, Buyer shall assume and become responsible for all Assumed Liabilities.  Buyer will not assume or have any responsibility, however, with respect to any other Liability of Seller not included within the definition of Assumed Liabilities.

Section 2.3 Purchase Price

.  Buyer shall pay to Seller an aggregate amount of Three Million Dollars ($3,000,000) (the "Purchase Price"), at the Closing, on January 14, 2008 (the "Closing Date"), which shall be paid as follows:

(a) One Million Dollars ($1,000,000) cash, minus amounts deposited by Buyer to Seller in escrow, payable by wire transfer or delivery of other immediately available funds;

(b)  An unsecured, subordinated promissory note due December 31, 2008, in the amount of One Million Dollars ($1,000,000), in the form attached hereto as Exhibit B (the "Sub Note");

(c) A certificate registered in Seller's name, representing a number of restricted shares of the Buyer's common stock, par value $0.01 (the "Common Stock"), equal to the quotient of One Million Dollars ($1,000,000) divided by the lower of (i) the closing price of the Common Stock on the trading day immediately before the Closing Date and (ii) the average closing prices of the Common Stock for the five trading days immediately prior to the Closing Date, rounded to the nearest whole number; and

(d) $41,052.42incash, payable by wire transfer or delivery of other immediately available funds.

Section 2.4 Closing

.  Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties herein, the closing (the "Closing") of the Asset Purchase shall take place at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP, at 599 Lexington Avenue, New York, New York, commencing at 10:00 A.M. local time on the date of the Closing.

Section 2.5 Deliveries at Closing

. In addition to payment of the Purchase Price, at the Closing,

(a) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1;

(b) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7.2, and with any necessary stock transfer tax stamps affixed thereto;

(c) Buyer and Seller will execute, acknowledge (if appropriate), and deliver (i) the Assignment and Assumption Agreement, Bill of Sale, and other assignments in the forms attached as Exhibits A-1 through A-3, and any other Intellectual Property transfer documents, (ii) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request;

(d) PFI, Cicada Interactive, Inc., and Brent Wiliams shall have duly executed the PFI, CII, and Williams Consulting Agreements, respectively; and

(e) Todd Martin and Abayomi Soeyju shall have respectively duly executed Employment Agreements.

Section 2.6 Wage Tax Matters

.  The Parties agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure

2004-53 with respect to wage reporting.  Buyer and Seller will take all such actions as are required in order to give effect to the election for state, local, and foreign Tax purposes to the greatest extent permitted by Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND PFI CONCERNING SELLER

Each of Seller and PFI represents and warrants to Buyer, jointly and severally, that except as set forth on the Disclosure Schedules:

Section 3.1 Organization of Seller

.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Authorization of Transaction

.  Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, PFI, as Seller's managing member, has duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by Seller. Upon execution, each of this Agreement and the Ancillary Agreements to which the Seller is a party constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws.

Section 3.3 Consents; Non-Contravention

.  No approval, consent, waiver, exemption, order, authorization or other action by, or notice to or filing with, any Governmental Authority or any Person, and no lapse of a waiting period, is required (so as not to cause any of the results as set forth in following sentence) to be obtained by the Seller or PFI in connection with (or in order to permit) the execution, delivery or performance by either of them of this Agreement or any of the Ancillary Agreements or the consummation of the Contemplated Transactions (collectively, "Consents"), except as set forth inSchedule 3.3.  Assuming all of the Consents have been obtained, neither the execution and delivery by Seller and PFI of this Agreement, nor the consummation of the Contemplated Transactions, nor the performance by Seller or PFI of their respective obligations hereunder, shall (or, with the giving of notice or the lapse of time or both, would): (a) conflict with or violate any provision of Seller 's Organizational Documents; (b) (i) give rise to a conflict, breach or default (or event which with the giving of notice or lapse of time, or both, would become a default) or any right of termination, cancellation or acceleration of remedies or rights, (ii) give to any other Person any right to purchase or sell assets or securities or to exercise any remedy or modify any obligation or term, or (iii) otherwise result in a loss of benefits to the Seller Business or the Seller, under the provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which it or any of its properties or assets is otherwise bound (including any Material Contracts); (c) violate any Law applicable to the Seller Business or the Seller or any of their respective properties or assets; (d) result in the creation or imposition of any Lien upon any of the properties or assets of the Seller or used in the Seller Business; or (e) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give rise to any right to revoke, suspend, terminate or modify any Permit.  With respect to receiving the consents identified on Schedule 3.3, the Seller has delivered or following execution by the Buyer will deliver to the party from whom it is requesting such consent all necessary documentation.

Section 3.4 Brokers' Fees

.  The Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 3.5 Title to Assets

.  The Seller has good and marketable title to or the right to use all of the Acquired Assets, free and clear of any Liens or restriction on transfer.  The Acquired Assets constitute all the properties and assets used by the Seller, in the Ordinary Course of Business, except for properties and assets disposed of in the Ordinary Course of Business, since the date of the Most Recent Financial Statements, and constitute all the personal assets and personal properties necessary for the operation of the Seller's Business after the consummation of the Contemplated Transactions in the same manner as heretofore.

Section 3.6 Subsidiaries

.  Seller has no Subsidiaries.

Section 3.7 Financial Statements

.  Attached hereto as Exhibit C are the following financial statements (collectively the "Financial Statements"):  (a) unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 and (b) an unaudited balance sheet and statement of income as of and for the eleven (11) months ended November 30, 2007for the Seller(collectively, the "Most Recent Financial Statements").  The Financial Statements are correct and complete and have been prepared from and accurately reflect the books and records of the Seller (which books and records are correct and complete in all material respects and have been maintained in accordance with GAAP throughout the periods covered thereby) and present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods.

Section 3.8 Events Subsequent to Date of Most Recent Financial Statements

.  Since the date of the Most Recent Financial Statements, there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, since the date of the Most Recent Financial Statements:

(a) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

(c) no party (including the Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Seller a party or by which the Seller is bound, except for payoff of leases of equipment included in the Acquired Assets;

(d) the Seller has not imposed or permitted to exist any Lien upon any of its assets, tangible or intangible;

(e) the Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business, except for payoff of leases of equipment included in the Acquired Assets;

(f) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

(g) the Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $50,000in the aggregate;

(h) the Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000or outside the Ordinary Course of Business;

(j) the Seller has not received any indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with the Seller Business;

(k) the Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property, other than in the Ordinary Course of Business;

(l) there has been no change made or authorized in any of the Organizational Documents of the Seller;

(m) the Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(n) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of the Acquired Assets;

(o) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p) the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q) the Seller has not had any actual or threatened employee strikes, stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

(r) the Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(s) the Seller has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees;

(t) the Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(u) the Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(v) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller;

(w) the Seller has not discharged a material Liability or Lien outside the Ordinary Course of Business, except for payoff of leases of equipment included in the Acquired Assets;

(x) the Seller has not disclosed any Confidential Information;

(y) the Seller has not made any material change in its accounting methods; and

(z) the Seller has not taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

Section 3.9 Legal Compliance; Permits

  The Seller has complied in all material respects with all applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.  No Permits are required for the operation of the Seller Business.

Section 3.10 Tax Matters

.

(a) The Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws. All Taxes owed by the Seller (whether or not shown or required to be shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Neither the Seller nor any director or officer (or employee responsible for Tax matters) of the Seller expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the Seller nor any directors and officers (and employees responsible for Tax matters) of the Seller has Knowledge based upon personal contact with any agent of such Governmental Authority.  Schedule 3.10 lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Seller has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 2003.

(d) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Seller has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

Section 3.11 Real Property

. The Seller does not own or lease any real property.

Section 3.12 Intellectual Property

.

(a) The Seller owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Seller Business. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all action reasonably necessary to maintain and protect each item of Intellectual Property that it owns or uses.

(b) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

(c) Other than pursuant to its customer agreements, Seller has not granted any license to any third party with respect to any of its Intellectual Property. The Seller has delivered to Buyer correct and complete copies of all such customer agreements. Schedule 3.12(c) identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, and each material unregistered copyright used by the Seller. With respect to each item of Intellectual Property required to be identified in Schedule 3.12(c):

(i) the Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(iv) the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(v) no loss or expiration of the item is threatened, pending, or reasonably foreseeable.

(d) Seller uses no Intellectual Property owned by a third party, except for generally available commercial software identified in Schedule 3.12(d).

(e) To the Knowledge of the Seller: (A) the Seller has not in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Seller Business; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(f) The Seller has complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory Laws applicable to any Intellectual Property and the Seller shall take all steps necessary to ensure such compliance until Closing.

Section 3.13 Tangible Assets

.  The Seller owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of the Seller Business, other than real property. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

Section 3.14 Contracts

.

(a) Schedule 3.14(a) sets forth a true and complete list of each contract, purchase order, agreement, mortgage, note, commitment, obligation and undertaking (collectively, "Contracts") to which the Seller is a party or by which it is otherwise bound or which is used in the Seller Business, that:

(i) has not been made in the ordinary course of business;

(ii) is an employment, consulting, severance, change of control, retention, indemnification or contribution agreement;

(iii) is a franchise, distributorship, manufacturing, licensing, marketing, supply or sales agency agreement (whether or not exclusive);

(iv) is a customer Contract involving payments to the Seller (individually or in the aggregate) in excess of $1,000 per year;

v) is an agreement that (A) limits or purports to limit the ability of the Seller or, to the Knowledge of the Seller, any key executive of the Seller, to compete in any line of business or with any Person or in any geographic area or during any period of time (except with respect to the use of information pursuant to any confidentiality or non-disclosure agreement), (B) requires the Seller to use any supplier or third party for all or substantially all of the Seller's requirements or needs for any product or service in connection with the Seller Business, (C) limits or purport to limits the ability of the Seller to solicit customers or clients of the other parties thereto, (D) requires the Seller to provide to the other parties thereto "most favored nations" pricing or any type of exclusive dealing or other similar arrangement, (E) requires the Seller to market or co-market any products or services of a third party, or (F) contains any "take-or-pay" provisions or similar arrangements requiring the Seller to make a minimum payment for goods or services from third party suppliers irrespective of usage;

(vi) is an agreement providing for a joint venture, partnership arrangement or other arrangement involving a sharing of profits, losses, costs or liabilities by the Seller with a third party, including a joint venture, partnership arrangement or other agreement that will be terminated prior to the Closing or that has been terminated within three (3) months prior to the date of this Agreement;

(vii) is a joint marketing agreement between the Seller and another Person;

(viii) is a lease of real property;

(ix) is an agreement providing for the sale, acquisition or lease of any of the properties used in connection with the Seller Business in excess of $1,000;

(x) is a mortgage, pledge, security agreement or other similar agreement with respect to any tangible or intangible property used in the Seller Business;

(xi) is a loan agreement, credit agreement, promissory note, guaranty, letter of credit or other similar agreement;

(xii) is an agreement with any Governmental Authority;

(xiii) is an agreement referred to in Section 3.21;

(xiv) is an agreement providing for the purchase of any of the capital stock or the material assets of any other Person;

(xv) to the extent not disclosed pursuant to any of the clauses above, is an agreement that requires payments or performance during its term involving an amount in excess of $1,000;

(xvi) is an agreement otherwise material to the operations, business or financial condition of the Seller; or

(xvii) is a commitment or agreement to enter into any of the foregoing (collectively, the "Material Contracts").

(b) Neither the Seller nor, to the Knowledge of the Seller, any other Person that is a party to a Material Contract or is otherwise bound thereby is in default or breach thereunder, and, to the Knowledge of the Seller, no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to any default, breach or right of cancellation or modification thereunder.  There has been no threatened cancellation of any of the Material Contracts and there are no material outstanding disputes thereunder.  There are no defaults or breaches in respect of the Contracts (exclusive of the Material Contracts) by the Seller or any other Person that is a party thereto that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There are no agreements, understandings or arrangements with any other Person in respect of the Material Contracts that (i) give any Person the right to renegotiate or require a reduction in the price paid under such Contract or the repayment of any amount previously paid, (ii) provide for the sharing of any revenues or profits by or with the Seller or (iii) provide for discounts, allowances or extended payment terms.  The Material Contracts are in all respects consistent with Law and, to the Knowledge of the Seller, are not the subject of any investigation, inquiry or audit or action by a Governmental Authority.

Section 3.15 Powers of Attorney

.  There are no outstanding powers of attorney executed on behalf of the Seller.

Section 3.16 Litigation

.  Seller is not party to any litigation or subject of or to any investigation or outstanding injunction, judgment, order, decree, or ruling.

Section 3.17 Employees

.  Seller has no employees and maintains no Employee Benefit Plans.

Section 3.18 Guaranties

.  The Seller is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

Section 3.19 Environmental, Health, and Safety Matters

.

(a) The Seller and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

(b) No Permits, licenses, or other authorizations are required pursuant to Environmental, Health, and Safety Requirements for the occupation of Seller's facilities and the operation of the Seller Business.

(c) Neither the Seller nor its predecessors or Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(d) Neither the Seller nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(e) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(f) Neither the Seller nor its predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities is or will become subject to any Asbestos Liabilities.

(g) Neither the Seller nor its predecessors or Affiliates has assumed, undertaken or otherwise become subject to any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

Section 3.20 Certain Business Relationships With the Seller

.  No member of Seller or any of their Affiliates (other than the Seller) has been involved in any business arrangement or relationship with the Seller within the past 12 months, except that PFI is Seller's managing member, and none of the Seller's members and any of their Affiliates (other than the Seller) owns any asset, tangible or intangible, that is used in the Seller Business.

Section 3.21 Customers and Suppliers

.

(a) Schedule 3.21 lists the twenty (20) largest customers of the Seller (on a consolidated basis) for each of the 2 most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Schedule 3.21 also lists any additional current customers that the Seller anticipates shall be among the twenty (20) largest customers for the current fiscal year.

(b) Since the date of the Most Recent Financial Statements, no material supplier of the Seller has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Seller, and no customer listed on Schedule 3.21 has indicated that it shall stop, or materiallydecrease the rate of, buying materials, products or services from the Seller.

Section 3.22 Product Warranty

.  Each product manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller. Schedule 3.22 includes copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.22.

Section 3.23 Product Liability

.  The Seller does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

Section 3.24 Employees

.  To the Knowledge of the Seller, no executive or manager of the Seller (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee's employment duties, or the ability of such entity or Buyer to conduct the business of such entity.

Section 3.25 Disclosure

.  The representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PFI

PFI represents and warrants to Buyer, that except as set forth on the Disclosure Schedules:

Section 4.1 Authorization of Transaction

.  PFI has the legal capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party thereto and to perform its obligations hereunder and thereunder.  Upon execution, each of this Agreement and the Ancillary Agreements to which PFI is a party constitutes the valid and legally binding obligation of PFI enforceable in accordance with its terms and conditions, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws.

Section 4.2 Ownership of Seller Membership Interests

.  PFI owns a majority of the Seller Membership Interests.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require PFI to sell, transfer, or otherwise dispose of any capital stock of Seller.

Section 4.3 Brokers' Fees

.  None of Seller or PFI has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and PFI that, except as set forth on the Disclosure Schedules:

Section 5.1 Organization of Buyer

.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of New York.

Section 5.2 Authorization of Transaction

.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  Without limiting the generality of the foregoing, Buyer's board of directors has duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by Buyer.  Upon execution, each of this Agreement and the Ancillary Agreements to which Buyer is a party constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party have been duly authorized by Buyer.

Section 5.3 Non-Contravention

.  No approval, consent, waiver, exemption, order, authorization or other action by, or notice to or filing with, any Governmental Authority or any Person, and no lapse of a waiting period, is required (so as not to cause any of the results as set forth in following sentence) to be obtained by Buyer or in connection with (or in order to permit) the execution, delivery or performance by Buyer of this Agreement or any of the Ancillary Agreements or the consummation of the Contemplated Transactions.  Neither the execution and delivery by Buyer of this Agreement or any Ancillary Agreement to which Buyer is or will be a party, nor the consummation of the Contemplated Transactions, nor the performance by Buyer of its obligations hereunder or thereunder, shall (or, with the giving of notice or the lapse of time or both, would): (a) conflict with or violate any provision of Buyer's Organizational Documents or Buyer's 1999 Incentive Compensation Plan; (b) (i) give rise to a conflict, breach or default (or event which with the giving of notice or lapse of time, or both, would become a default) or any right of termination, cancellation or acceleration of remedies or rights, (ii) give to any other Person any right to purchase or sell assets or securities or to exercise any remedy or modify any obligation or term, or (iii) otherwise result in a loss of benefits to Buyer or its business, under the provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Buyer is a party or by which it or any of its properties or assets is otherwise bound; (c) violate any Law or stock market rule applicable to the Buyer, its business, or any of their respective properties or assets; or (d) result in the creation or imposition of any Lien upon any of the properties or assets of the Buyer or used in its business.

Section 5.4 Brokers' Fees

.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

Section 5.5 Authorization of Shares

.  Buyer's board of directors has duly authorized and reserved for issuance restricted shares of its Common Stock to be issued pursuant to Section 2.3(c) and issuable upon exercise of the Pyburn Stock Option.  Buyer has reserved such Common Stock for listing on the American Stock Exchange, upon official notice of issuance.  Upon issuance in accordance herewith and therewith, Seller and Randy Pyburn, respectively, will have good and marketable title to such Common Stock, free and clear of any Lien, encumbrance, adverse claim, or restriction on transfer, other than transfer restrictions pursuant to securities laws with respect to Common Stock to be issued to Seller, and such Common Stock will be legally and validly issued, fully paid, and nonassessable.

Section 5.6 Full Disclosure

.  To Buyer's knowledge, as of their respective dates, each of Buyer's reports, proxy statements, or other documents filed with the Securities and Exchange Commission since January 1, 2006 complied in all material respects with the Laws applicable to such filing and did not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, untrue or not misleading.  Since September 30, 2007, Buyer has not suffered any change, event, or condition that, in any case or in the aggregate, has had or could reasonably be expected to cause a material adverse change in the financial condition or operating results of Buyer or its business or assets. Except for matters of general application relating to companies similarly situated to Buyer, there is no fact that Buyer has not disclosed to Seller in writing that could reasonably be expected to cause a material adverse change in the financial condition or operating results of Buyer or its business, assets, or prospects.

ARTICLE 6

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

Section 6.1 General

.  Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7 below).

Section 6.2 Notices and Consents

.  The Seller will give any notices to third parties, and the Seller and PFI will each use its reasonable best efforts to obtain all Consents.  Each of the Parties will give any notices to, make any filings with, and use his, her, or its reasonable best efforts to obtain any required authorizations, consents, and approvals of any Governmental Authorities or stock market.

Section 6.3 Operation of Business

.  The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

Section 6.4 Preservation of Business

.  The Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

Section 6.5 Full Access

.  The Seller will permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Seller.

Section 6.6 Notice of Developments

.  Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Articles 3, 4, and 5 above. No disclosure by any Party pursuant to this Section 6.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Section 6.7 Exclusivity

.  Neither the Seller nor PFI will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The Seller and PFI will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

ARTICLE 7  CLOSING CONDITIONS

Section 7.1 Conditions to Buyer's Obligation

.  Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 3 or Article 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date;

(b) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Seller shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(c) Seller shall have procured all of the third-party consents specified in Section 6.2 above;

(d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) adversely affect the right of Buyer to own the Acquired Assets and to operate the Seller's Business;

(e) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a) through (d) is satisfied in all respects;

(f) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Buyer and on which Buyer's lenders shall be entitled to rely, and dated as of the Closing Date;

(g) Buyer shall have obtained on terms and conditions reasonably satisfactory to it, the Buyer's requested financial or other information of the Seller, including an audit of the Seller if required by the regulations of the Securities and Exchange Commission. Buyer shall have the right to select an auditor to conduct the audit of the Seller, and Buyer shall bear the costs of such audit. Seller shall provide its best efforts to cooperate with the selected auditor to complete the audit of the Seller in order to consummate the transactions contemplated hereby;

(h) all actions to be taken by Seller in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(i) no damage or destruction or other change has occurred with respect to any of the Acquired Assets or any portion thereof that, individually or in the aggregate, would materially impair the operation of the Seller Business;

(j) Buyer shall have received copies of the certificate of good standing of Seller issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Seller's organization and of each jurisdiction in which Seller is qualified to do business;

(k) Buyer shall have received a certificate of PFI, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to: (i) the Organizational Documents of Seller, (ii) the resolutions of PFI, as Seller's managing member, approving the Agreement, the Ancillary Agreements to which Seller is a party, and the Contemplated Transactions, and (iii) incumbency and signatures of the officers of the Seller executing this Agreement and the Ancillary Agreements;

(l) Buyer shall have received each of the Ancillary Agreements, duly executed by the other parties thereto; and

(m) Buyer shall have received at or prior to the Closing such other documents, instruments and certificates as Buyer may reasonably request in order to consummate the Contemplated Transactions.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

Section 7.2 Conditions to Seller's Obligation

.  Seller's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 5 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term

"material" or "Material") shall be true and correct in all respects at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Buyer shall have procured any required consent of its lenders, debt-holders or other third-party consents specified in Schedule 5.3;

(e) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7.2(a) through (d) is satisfied in all respects;

(f) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Seller and on which Seller shall be entitled to rely, and dated as of the Closing Date;

(g) Seller shall have received copies of the certificate of good standing of Buyer issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Buyer's organization and of each jurisdiction in which Buyer is qualified to do business;

(h) Seller shall have received a certificate of the Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying as to: (i) the Organizational Documents of Buyer, (ii) the resolutions of the Board of Directors of Buyer approving the Agreement, the Ancillary Agreements, and the Contemplated Transactions, and (iv) incumbency and signatures of the officers of the Buyer executing this Agreement and the Ancillary Agreements;

(i) Buyer shall have executed the Ancillary Agreements and delivered them to the respective parties thereto; and

(j) all actions to be taken by Buyer in connection with consummation of the Contemplated Transaction and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 7.2if it executes a writing so stating at or prior to the Closing.

ARTICLE 8
POST-CLOSING COVENANTS

Section 8.1 Further Assurances

.  The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents (including, but not limited to, documents to vest title of Acquired Assets in Buyer), and (c) do such other acts and things, all as the other party may reasonably request for the purposes of carrying out the intent of this Agreement and the transactions contemplated hereby, including but not limited to transferring to Buyer the domain names of Seller included in the Acquired Assets hereunder.

Section 8.2 Non-Competition

.   Each of Seller and PFI acknowledges that (a) Buyer would not have entered into this Agreement but for the agreements and covenants contained in Sections 8.2-8.4 and (b) the agreements and covenants contained in this Section 8.2 are essential to protect the business and goodwill of the Seller Business. To induce Buyer to enter into this Agreement, Seller and PFI agree that, for a period of three (3) years from the Closing (the "Restricted Period"), none of Seller, PFI, or any of its Affiliates shall, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services or sell products to (other than the Seller), provide financing (equity or debt) or advice to, or otherwise be connected in any manner with, a business that competes directly with the Seller Business (the "Competing Business") anywhere in the world. During the Restricted Period, none of Seller, PFI, or any of their Affiliates, shall, directly or indirectly, hire, engage, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade (a "Solicitation") any Person who is, or was, at any time within the 12-month period prior to such Solicitation, an officer, director, employee, agent, licensor, licensee, customer, or supplier of Buyer or Seller to discontinue, terminate or adversely alter his or its relationship with Buyer.  In furtherance of this Section 8.2, the principal of PFI and the Company shall enter into the Non-Competition and Non-Solicitation Agreement, in the form attached hereto as Exhibit G.

Section 8.3 No Competing Interest

.  Each of Seller and PFI hereby represents and warrants to Buyer that neither it nor any of its Affiliates has any ownership or other interest in any business or activity that competes or can reasonably be expected to compete, directly or indirectly, with the Seller Business.  Each of Seller and PFI hereby represents and warrants to Buyer that neither it nor any of its Affiliates has or shares with the

Seller any ownership or similar interest in any material asset or property (including any intellectual property) that is being (or has been in the past 12-month period) used in connection with the operation of the Seller Business.

Section 8.4 Non-Disruption

.  During the Restricted Period, none Seller, PFI, or any of their Affiliates, shall, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Buyer or any of its Affiliates, on the one hand, and any of its customers, contractees, suppliers or employees, on the other hand.

Section 8.5 Non-Disparagement

.  From and after the Closing Date, no party hereto, nor their respective Affiliates, shall at any time, directly or indirectly, disparage or make any statement or publication that is intended to or has the effect of disparaging, impugning or injuring the reputation or business interests of the other parties hereto, or any of their respective Affiliates, or any of their respective products, services, officers or employees regardless of any perceived truth of such statement or publication.

Section 8.6 Confidentiality

.  From and after the Closing Date, none of Seller, PFI, or any of their Affiliates, shall, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except disclosure to their personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, however, that the Seller and PFI will take reasonable steps to provide Buyer with sufficient prior written notice in order to contest such requirement or order).

Section 8.7 Change of Seller's Name

.  Immediately following the Closing, Seller shall dissolve itself or change its corporate name to a name that does not include either of the words "Axis" or "Graphics."

Section 8.8 Consents

.  To the extent that any Consents were not obtained by the Seller prior to the Closing Date, each of Seller and PFI shall use its best efforts after the Closing Date to assist Buyer in obtaining such Consent. In addition, Seller and PFI shall maintain the license or agreement, as applicable to which any such Consent relates unless and until notified otherwise by the Buyer.

Section 8.9 Remedies Upon Breach

.  Each of Seller and PFI acknowledges and agrees that: (a) Buyer would be irreparably injured in the event of a breach by the it or its Affiliates of any of the obligations under Sections 8.2, 8.3, 8.4, 8.5, 8.6, 8.7 and 8.8; (b) monetary damages would not be an adequate remedy for such breach; (c) Buyer shall be entitled (without the need to post any bond) to injunctive relief or specific performance, in addition to any other remedy that they may have, in the event of any such breach; and (d) the existence of any claims that such Seller or PFI may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by Buyer of any of their rights or remedies under this Agreement.  Buyer likewise acknowledges Seller's and PFI's rights to injunctive relief respecting any breach or threatened breach by Buyer of Section 8.5.

ARTICLE 9

TERMINATION

Section 9.1 Termination of Agreement

.  Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 11, 2008, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 11, 2008, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

Section 9.2 Effect of Termination

.  If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

ARTICLE 10
INDEMNIFICATION

Section 10.1 Survival of Representations and Warranties

.  Except as provided in the immediately succeeding sentence, all of the representations and warranties contained in Articles 3, 4 and 5 of this Agreement shall survive the Closing and continue in full force and effect for a period of twenty-four (24) months thereafter.  The representations and warranties contained in (a) Sections 3.9 (Legal Compliance), 3.10 (Tax Matters), 3.17 (Employees), and 3.19 (Environmental, Health and Safety Matters) shall survive the Closing and continue in full force and effect thereafter until the expiration of the applicable statutes of limitations, and (b) Sections 3.1 (Organization of Seller), 3.2 (Authorization of Transaction), 3.4 (Brokers' Fees), 3.5 (Title to Assets), 4.1 (Authorization of Transaction), 4.2 (Ownership of Seller Membership Interests), 4.3 (Brokers' Fees), 5.1 (Organization of Buyer), 5.2 (Authorization of Transaction), 5.4 (Brokers' Fees), and 5.5 (Authorization of Shares) shall survive the Closing and continue in full force and effect indefinitely.

Section 10.2 Indemnification Provisions for Benefit of Buyer

.

(a) In the event either of Seller or PFI breaches any of the representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 10.1above, provided that Buyer makes a written claim for indemnification against the Seller and PFI within such survival period, then Seller and PFI jointly and severally agree to indemnify, defend and hold harmless Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) Seller's and PFI's obligation to indemnify, defend and hold harmless Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Seller and/or PFI contained in this Agreement shall be subject to the following limitations:

(i) Seller and PFI shall be liable to Buyer only to the extent the aggregate amount of such Adverse Consequences exceed Thirty Thousand Dollars ($30,000) (the "Basket"), at which time Seller and PFI will be obligated to indemnify, defend and hold harmless Buyer from and against all Adverse Consequences exceeding the Basket; and

(ii) the aggregate amount of claims by Buyer with respect to which it shall be entitled to be indemnified hereunder shall not exceed Two Million Dollars ($2,000,000) (the "Cap").

Notwithstanding the limitations contained in Section 10.2(b), the Seller and PFI jointly and severally agree to indemnify, defend and hold harmless Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Seller which is not an Assumed Liability (including any Liability of Seller that becomes a Liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law); for avoidance of doubt, neither the Basket nor the Cap shall apply to any breach by Seller or PFI of any post-closing obligation under any of the Ancillary Agreements.

Section 10.3 Indemnification Provisions for Benefit of the Seller and PFI

.  In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement and, if there is an applicable survival period pursuant to Section 10.1above, provided that Seller or PFI makes a written claim for indemnification against Buyer within such survival period, then Buyer agrees to indemnify Seller or PFI from and against the entirety of any Adverse Consequences Seller or PFI may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that Buyer's obligation to indemnify the Seller or PFI from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Buyer contained in this Agreement shall be subject to the same Basket and Cap that Buyer is subject to as described above in Section 10.2(b); for avoidance of doubt, neither the Basket nor the Cap shall apply to any breach by Buyer of any post-closing payment or delivery obligation under any of the Ancillary Agreements.

Section 10.4 Matters Involving Third Parties

.

(a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under Article 10, then the Indemnified Party shall within fifteen (15) days notify each Indemnifying Party thereof in writing.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

(i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and

(ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above,

(i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,

(ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and

(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 10.4(b)above is or becomes unsatisfied, however,

(i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and, so long as acting reasonably, the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith),

(ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and

(iii)  the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party, so long as acting reasonably, may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 10.

Section 10.5 Right of Set-Off

.   Any amount payable by Buyer to Seller pursuant to this Article 10 or otherwise under this Agreement may, at Buyer's option and in its sole discretion, be set off against (a) obligations due from Buyer under the Sub Note and, (b) during the six (6) month period after the date hereof, the Common Stock by the cancellation of shares thereof having a fair market value equivalent to the amount otherwise payable.

Section 10.6 Other Indemnification Provisions

.  The foregoing indemnification provisions are the Parties' exclusive remedy for breach of any representation, warranty, covenant, or other provision of this Agreement.  PFI hereby agrees that it will not make any claim for indemnification against Buyer by reason of the fact that PFI was Seller's managing member or was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise).

ARTICLE 11

MISCELLANEOUS

Section 11.1 Press Releases and Public Announcements

.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

Section 11.2 No Third-Party Beneficiaries

.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.3 Entire Agreement

.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 11.4 Succession and Assignment

.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder, and (c) assign this Agreement or any of its rights and obligations hereunder to a lender or lenders in connection with its financing of the transactions contemplated hereby; provided further, however that in the case of (a), (b), or (c) such assignment shall not relieve Buyer of any of its obligations hereunder.

Section 11.5 Counterparts

.  This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 11.6 Headings

.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.7 Notices

.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) Business Day after being sent to the recipient by facsimile transmission , or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller: Axis Graphics LLC 1560 Broadway Penthouse New York NY 10036 ATTN: Randy Pyburn Tel: 212-925-5595 Fax: 212-214-0605 Email: randy@pyburn.com	Copy to (which shall not constitute notice): Loeb & Loeb LLP 345 Park Avenue New York NY 10154 ATTN: David C. Fischer Tel: 212-407-4827 Fax: 212-214-0686 Email: dfischer@loeb.com

If to :PFI: 1560 Broadway Penthouse New York NY 10036 ATTN: Randy Pyburn: Tel: 212-925-5595 Fax: 212-214-0605 Email: randy@pyburn.com	Copy to (which shall not constitute notice): Loeb & Loeb LLP 345 Park Avenue New York NY 10154 ATTN: David C. Fischer Tel: 212-407-4827 Fax: 212-214-0686 Email: dfischer@loeb.com

If to Buyer: Chyron Corporation 5 Hub Drive Melville, NY 11747 Attention: Michael Wellesley-Wesley Tel: (631) 845-2007 Fax: (631) 845-2058 Email: mww@chyron.com

Copy to (which shall not constitute notice):

Kirkpatrick & Lockhart Preston Gates Ellis LLP

599 Lexington Avenue

New York, NY 10022

Attention:  Robert S. Matlin, Esq.

Tel:  (212) 536-4066

Fax: (212) 536-3901

Email: robert.matlin@klgates.com

Telephone numbers and email addresses are for information only; communication by either means does not constitute notice.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 11.8 Governing Law

.This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its laws governing conflicts of law.

Section 11.9 Amendments and Waivers

.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Seller and PFI.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

Section 11.10 Severability

.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.11 Expenses

.  Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 11.12 Governing Language

.  This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

Section 11.13 Incorporation of Exhibits and Schedules

.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.14 Specific Performance

.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Seller is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties' obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

Section 11.15 Submission to Jurisdiction

. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the borough of Manhattan, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.7. Nothing in this Section 11.15, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

CHYRON CORPORATION

By: /s/ Michael Wellesley-Wesley

Name: Michael Wellesley-Wesley

Title: President and Chief Executive Officer

PYBURN FILMS, INC.

By: /s/ Randy Pyburn

Name: Randy Pyburn

Title: Chief Executive Officer

AXIS GRAPHICS, LLC
BY:  PYBURN FILMS, INC.,

its Managing Member

By: Randy Pyburn

Name: Randy Pyburn

Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]